EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION

225 WEST WACKER DRIVE, SUITE 1800

CHICAGO, IL 60606-1229

FOR IMMEDIATE RELEASE	CONTACT:	Mark S. Nichter
(312) 541-7207

CONTINENTAL MATERIALS CORPORATION REPORTS

THIRD QUARTER RESULTS

CHICAGO, November 16 — Continental Materials Corporation (AMEX; CUO) today reported net income of $586,000, 34 cents per diluted share for its third quarter, on sales of $30,900,000.  In the prior year’s quarter, net income was $707,000, 40 cents per diluted share on sales of $30,139,000.

The construction materials segment reported an increase in sales driven primarily by higher concrete volume in the Denver and Pueblo markets.  Some modest price increases were realized in the Colorado Springs and Pueblo markets, however, these were in response to higher cement and fuel costs.  The Denver market continues to experience intense price competition and lower profit margins.  A decline in sales in the heating and air conditioning segment was the result of losing a portion of the evaporative cooler business at a large retail customer exacerbated by the return of inventory unsold at the end of the cooling season from that same customer.

Operating income for the 2004 quarter declined reflecting higher raw material/commodity prices, primarily steel, which negatively impacted margins in the heating and air conditioning segment.

For the first nine months of 2004, net income was $1,062,000, 63 cents per diluted share.  In the prior year period, the company reported net income of $322,000, 18 cents per diluted share.

Consolidated sales for the nine-month period increased $4,284,000 to $92,724,000.  Sales in the construction materials segment improved for the reasons noted above as well as milder weather in Colorado during March 2004 compared to 2003 and strong sales of doors and supplies during the second quarter of 2004.  The heating and air conditioning segment reported a decrease primarily due to the reasons noted above.

The improved operating results for the nine-month period ended October 2, 2004 over the prior year period is entirely due to the improvement recorded during the first quarter. Increased sales volume in both segments along with some lower operating costs, particularly maintenance, and increased labor efficiency in the construction materials segment during the first quarter of 2004 combined to dramatically reduce the operating loss when compared to the first three months of 2003.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended January 3, 2004 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2004	September 27, 2003	July 3, 2004	September 27, 2003

Sales	$30,900,000	$30,139,000	$92,724,000	$88,440,000

Operating income	$1,011,000	$1,255,000	$2,062,000	$953,000

Interest expense, net	(154,000)	(206,000)	(465,000)	(565,000)

Other income	59,000	40,000	63,000	108,000

Income before income taxes	$916,000	$1,089,000	$1,660,000	$496,000

Provision for income taxes	330,000	382,000	598,000	174,000

Net income	$586,000	$707,000	$1,062,000	$322,000

Basic earnings per share	$.35	$.41	$.63	$.18
Average shares outstanding	1,663,000	1,744,000	1,690,000	1,763,000

Diluted earnings per share	$.34	$.40	$.62	$.18
Average shares outstanding	1,699,000	1,779,000	1,726,000	1,798,000